ISBA Announces Third Quarter 2013 Dividend
Mt. Pleasant, Michigan, August 29, 2013 - Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation's Board of Directors declared a third quarter cash dividend of $0.21 per share – a 5.00% increase from third quarter 2012 - at its regular meeting held on August 28, 2013. The dividend will be payable on September 30, 2013 to shareholders of record as of September 24, 2013. The closing stock price for ISBA on August 28, 2013 was $24.99.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”